Registration No. 333-45740
Rule 424(b)(2)

PRICING SUPPLEMENT No. 27 Dated December 12, 2001 (To Prospectus dated September 22, 2000)
$10,000,000,000
H O U S E H O L D F I N A N C E C O R P O R A T I O N
Medium Term Notes
Due Nine Months or More from Date of Issue Floating Rate Notes
Principal Amount: $375,000,000
Price to Public: 100%		Proceeds to HFC: 99.94%
Issue Date: December 19, 2001		Stated Maturity: December 19, 2003
Redeemable On or After: Not Applicable
Initial Interest Rate: To be determined on December 17, 2001
Interest Rate Basis: LIBOR Telerate.
Spread or Spread Multiplier: Plus +.50% (+ 50 basis points)

Interest Payment Dates: On the 19th of March, June, September, and December of each year, commencing March 19, 2002, and the Stated Maturity. If said day is not a Business day, such interest payment date shall be postponed to the next succeeding Business Day except if such day falls in the next calendar month, such Interest Payment Date will be the immediately preceding day that is a Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.
Interest Reset Date: On each Interest Payment Date.

Interest Determination Date: On the Second London Business Day prior to each Interest Payment Date.
Index Maturity: Three months.
Agent:	$ Amount
Merrill Lynch & Co.	$84,000,000	DTC 5132
UBS Warburg	$81,000,000	DTC 0642
Morgan Stanley Dean Witter	$35,000,000	DTC 0050
Barclays Capital, Inc.	$77,000,000	DTC 7256
Banc of America Securities LLC	$30,000,000	DTC 5235
Bear Stearns & Co. Inc.	$25,000,000	DTC 0352
BNP Paribas Securities Corp.	$25,000,000	DTC 0630
J.P. Morgan Securities Inc.	$18,000,000	DTC 0187

Agent's Discount or Commission: .06%